SCHEDULE A

to

Fund Administration and Accounting Services Agreement, dated as of June 2, 2010

FUND LIST

Dated: September 28, 2022

Global Equity Portfolio

Global Equity Research Portfolio

International Equity Portfolio

International Equity Research Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Emerging Markets Portfolio

Emerging Markets Research Portfolio

Frontier Emerging Markets Portfolio

Chinese Equity Portfolio

Emerging Markets ex China Portfolio

International Developed Markets Equity Portfolio

HARDING, LOEVNER FUNDS, INC.	THE NORTHERN TRUST COMPANY

By: /s/ Richard T. Reiter	By: /s/ Thomas Dula
Name: Richard T. Reiter	Name: Thomas Dula
Title: President	Title: Vice President